UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2010

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 11, 2010 and in connection with Michael P. Skarzynski’s resignation from Arbitron Inc. (the "Company"), the Company entered into a Settlement Agreement and General Release (the "Agreement") with Mr. Skarzynski. The material terms of the Agreement are as follows:

• The Company will pay Mr. Skarzynski a total of $750,000 in cash less applicable taxes.
• If Mr. Skarzynski and/or his eligible dependents become eligible for COBRA coverage under the Company’s group health plans, the Company will pay the cost of COBRA coverage until the earlier of: (i) December 31, 2010 or (ii) none of Mr. Skarzynski and/or his eligible dependents are eligible for COBRA coverage.
• The Company will not to seek reimbursement from Mr. Skarzynski of approximately $125,000 in relocation monies that would otherwise have been due to be repaid by Mr. Skarzynski pursuant to the terms of Mr. Skarzynski’s Executive Employment Agreement.
• The Company will indemnify Mr. Skarzynski for reasonable attorney’s fees and costs incurred through the effective date of the Agreement in connection with matters that culminated with his resignation in an amount not to exceed $100,000.
• The Company will continue to cover Mr. Skarzynski under its Directors and Officers insurance policies for actions/inactions taken in his capacity as an officer and director of the Company during the term of his employment.

The non-competition, non-recruitment and non-disparagement provisions set forth in Mr. Skarzynski’s Executive Employment Agreement will survive his resignation, and Mr. Skarzynski has agreed to continue to abide by those provisions.

The equity awards made to Mr. Skarzynski on January 13, 2009 pursuant to his Executive Employment Agreement will not vest as a result of Mr. Skarzynski’s resignation.

The above description is qualified in its entirety by reference to the terms and conditions of the Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

January 12, 2010	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President and Chief Legal Officer, Legal and Business Affairs & Secretary